NEWS RELEASE

For Immediate Release
Date: August 10, 2010
Contact: Angie Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Approves Second Quarter Dividend

(Des Moines, Iowa) - FHLB Des Moines Board of Directors has approved a second quarter 2010 dividend at an annualized rate of 2.00 percent of average capital stock. The dividend is expected to be paid on August 13, 2010. This dividend will total $11.6 million, which represents 88 percent of net income during the second quarter. Average three-month LIBOR and average Federal funds rate for the second quarter 2010 were 0.43 percent and 0.19 percent respectively.

The Bank also filed its Second Quarter 2010 Report with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the second quarter was provided in an 8-K earnings release filed with the SEC on July 29, 2010. The Bank will hold a Member Relations Conference Call on August 18, 2010 to discuss the results.

Additional financial information is provided in the Bank's 10-Q Quarterly Report available at www.fhlbdm.com or www.sec.gov.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.